Exhibit 24(b)(8.10):  Fund Participation Agreement dated January 6, 2011 by and between ING Life Insurance and Annuity Company and Federated Securities Corp.

FUND PARTICIPATION AGREEMENT

     THIS AGREEMENT is made and entered into as of this 6th day of January, 2011 by and between ING Life Insurance and Annuity Company (“ING”) and Federated Securities Corp.(“Distributor”), acting as agent for the series of Federated Insurance Series, a registered open-end management investment company (each a “Fund” or collectively the “Funds.

    WHEREAS, Distributor acts as principal underwriter for the Funds; and

     WHEREAS, the Funds are available to offer shares of one or more of its series to separate accounts of insurance companies that fund variable annuity contracts and variable life insurance policies and to serve as an investment medium for variable annuity contracts and variable life insurance policies offered by insurance companies that have entered into participation agreements substantially similar to this agreement (“Participating Insurance Companies”); and

     WHEREAS, ING is an insurance company that issues or will issue variable annuity contracts variable life insurance policies (“Contracts”) supported in whole or in part by separate accounts (“Separate Accounts”); and

     WHEREAS, ING has established and may establish in the future separate accounts for all of its annuity contracts and funding agreements to serve as an investment vehicle for the Contracts; and

     WHEREAS, ING will provide various administrative, recordkeeping and shareholder services in connection with the investment in the Funds or in the Contracts; and

     WHEREAS, the Funds have obtained an order from the SEC dated December 29, 1993 (File No. 812-8620), granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act and Rules 6c-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Funds to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another (hereinafter the “Mixed and Shared Funding Exemptive Order”); and

    WHEREAS, ING will offer units of the Separate Accounts that may in turn invest in the Funds;

    NOW, THEREFORE, it is agreed as follows:

1. Separate Accounts.

     ING represents that each of the Separate Accounts is a separate account under Connecticut Insurance law and that it has registered or will register each of the Separate Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”), to serve as an investment vehicle for the Contracts. ING further represents that it believes, in good faith, that the Contracts are currently treated as annuity contracts under the Tax Code and it will use its best efforts to maintain the treatment of the Contracts as annuity contracts under the Tax Code. Each Contract provides for the allocation of net amounts received by ING to a Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the variable contract owner (“Variable Contract Owner”) under a particular Contract.

2.	Omnibus Account.

     With respect to each Fund, a single omnibus account held in the name of ING shall be maintained for those assets directed for investment in the Fund through the Contracts. (Such omnibus account shall be referred to as the “Account.”) ING, as issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Account in accordance with the Agreement.

3.	Services to be Performed by ING.

     ING may be responsible for performing shareholder account servicing functions, which shall include without limitation:

(a)	making the funds available under the Contracts or other arrangements offered by ING;
(b)	assisting in processing customer purchase and redemption requests;
(c)	answering customer inquiries regarding account status and history;
(d)	assisting customers in designating and changing dividend options, account designations and addresses;
(e)	adopting and maintaining appropriate security measures for identifying customers;
(f)	providing periodic statements showing a customer’s account balances and, to the extent practicable, integration of such information with other customer transactions otherwise effected with or through the ING;
(g)	furnishing (either separately or on an integrated basis with other reports sent to a customer by ING) statements and confirmations of all purchases and redemption requests as may be required by agreement between ING and the customers;
(h)	processing customer purchase and redemption requests for shares and placing purchase and redemption instructions with the Funds’ transfer agent, including any designee thereof, (“Transfer Agent”) in the manner described in Section 4 hereof;
(i)	providing subaccounting services and maintaining accurate subaccounting records regarding shares beneficially owned by customers;
(j)	updating customer records to reflect dividend payments;

     (k) transmitting proxy statements, annual and semi-annual reports, the Funds’ then current prospectuses (in each case, the “Prospectus”) and other communications from the Funds to customers as may be required by law and by agreement between ING and the customers; and

     (l) providing such other related services upon which the Distributor and ING may mutually agree.

ING shall provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this paragraph with respect to Variable Contract Owners. ING shall exercise reasonable care in performing all such services.

4. Pricing Information, Orders, Settlement.

     (a) Distributor will make shares available to be purchased by ING, on behalf of the Account, at the net asset value applicable to each order; provided, however, that the Separate Accounts meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds’ prospectuses. Fund shares shall be purchased and redeemed on a net basis for such Separate Accounts in such quantity and at such time determined by ING to correspond with investment instructions received by ING from Variable Contract Owners provided, however, that the Board of Trustees of the Fund (hereinafter the “Trustees”) may upon reasonable notice to ING, refuse to sell shares of any Fund to any person, or suspend, or terminate the offering of any shares of any Fund, or liquidate any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in the best interests of the Funds’ shareholders and in compliance with their fiduciary obligations under federal and/or any applicable state laws.

     (b) Distributor agrees to furnish or cause to be furnished to ING for each Fund: (i) confirmed net asset value information as of the close of trading (normally 4:00 p.m., East Coast time) on the New York Stock Exchange (“Close of Trading”) on each complete business day that the New York Stock Exchange is open for business (“Business Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the relevant then current prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor. Distributor shall provide or cause to be provided to ING such information by 6:30 p.m., East Coast time on a best efforts basis. If Distributor is unable to provide ING such information by 6:30 p.m., East Coast time, Distributor will communicate by phone and/or e-mail with ING, as soon as reasonably practicable upon learning of such inability, regarding the estimated time such data will be available and transmitted. In such event, Distributor will continue to communicate by phone and/or e-mail with ING until it has verified that the data is received by ING.

     (c) ING, as agent for the Funds solely for the purposes expressed herein shall receive from Variable Contract Owners for acceptance as of the Close of Trading on each Business Day orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by ING on behalf of its Separate Accounts (“Instructions”). In addition, ING shall (i) transmit to Distributor such Instructions no later than 9:00 a.m., East Coast time on the next following Business Day, and (ii) upon acceptance of any such Instructions, communicate such acceptance to the Contract Owners (“Confirmation”). The Business Day on which such Instructions are received in proper form by ING and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions (“Trade Date”). Instructions received in proper form by ING and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. ING agrees that all Instructions received by ING, which will be transmitted to Distributor for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that Business Day.

     (d) ING will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor, and will use its best efforts to deliver payment no later than 4:00 p.m., East Coast time on the Business Day after the Trade Date and no later than the close of the Federal Reserve wire on the Business Day after the Trade Date. If the wire is not received by such time, and the delay was not caused by the negligence or willful misconduct of the Distributor, Distributor shall be entitled to receive from ING the dollar amount of any overdraft plus any associated bank charges incurred~~,~~; provided however, that if the delay was due to factors beyond the control of ING, ING shall not be liable for any overdraft or any associated bank charges.

     (e) Distributor or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING, and will use its best efforts to deliver payment no later than 4:00 p.m., East Coast time on the Business Day after the Trade Date and no later than the close of the Federal Reserve wire on the Business Day after the Trade Date. If the wire is not received by such time, and the delay was not caused by the negligence or willful misconduct of ING, ING shall be entitled to receive from Distributor the dollar amount of any overdraft plus any associated bank charges incurred; provided however, that if the delay was due to factors beyond the control of the Distributor, Distributor shall not be liable for any overdraft or any associated bank charges. The Funds reserve the right to suspend redemptions consistent with the requirements of Section 22(e) under the 1940 Act and any rules thereunder.

     (f) In lieu of applicable provisions set forth in paragraphs 4(b) through 4(e) above, the parties may agree to execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement. In addition, the parties may also provide pricing information in accordance with Exhibit I.

     (g) Upon Distributor’s request, ING shall provide copies of historical records relating to transactions between the Funds and the Variable Contract Owners investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder. ING also agrees that ING will permit Distributor or the Funds, or any duly designated representative to have reasonable access to ING’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

     (h) ING shall assume responsibility as herein described for any loss to Distributor or to a Fund caused by a cancellation or correction made to an Instruction by a Contract Owner subsequent to the date as of which such Instruction has been received by ING and originally relayed to Distributor, and ING will immediately pay such loss to Distributor or such Fund upon ING’s receipt of written notification, with supporting data.

     (i) In the event (1) a Fund is required (under the then prevailing pricing error guidelines of the Fund) to recalculate purchases and redemptions of Shares held in an Account due to an error in calculating the net asset value of such class of Shares (a “NAV Error”) or (2) there is a dividend rate error with respect to any Fund held in an Account (a “Rate Error”; Rate Error and NAV Error individually and collectively shall be referred to as a “Pricing Error”):

(A) Distributor shall promptly notify ING in writing of the Pricing Error, which written notice shall identify the class of Shares, the Business Day(s) on which the Pricing Error(s) occurred and the corrected net asset value of the Shares on each Business Day.

(B) Upon such notification, ING shall promptly determine, for all Accounts that purchased or redeemed Shares on each Business Day on which a Pricing Error occurred, the correct number of Shares purchased or redeemed using the corrected price and the amount of transaction proceeds actually paid or received. Following such determination, ING shall adjust the number of Shares held in each Contract to the extent necessary to reflect the correct number of Shares purchased or redeemed for the Contract. Following such determination, ING shall notify Distributor of the net changes in transactions for the relevant Account and Distributor shall adjust the Account accordingly.

(C) If, after taking into account the adjustments required above, ING determines that a Contract is still entitled to additional redemption proceeds (a “Redemption Shortfall”), it shall notify Distributor of the aggregate amount of the Redemption Shortfalls and provide supporting documentation for such amount. Upon receipt of such documentation, Distributor shall cause the relevant Fund to remit to ING additional redemption proceeds in the amount of such Redemption Shortfalls and ING shall apply such funds to payment of the Redemption Shortfalls.

(D) If, after taking into account the adjustments required above, ING determines that a Contract still received excess redemption proceeds (a “Redemption Overage”), ING shall use its best efforts to collect the balance of such Redemption Overage from such Contract. In no event, however, shall ING be liable to Distributor or any Fund for any Redemption Overage. Nothing in this Section 4(i) shall be deemed to limit the right of any Fund to recover any Redemption Overage directly or to be indemnified by any party for losses arising from a Pricing Error.

(E) In the event the ING incurs out of pocket costs in making a Contract Owner's account whole, and such out of pocket costs are a result of the Fund's failure to provide timely or correct net asset values, dividend and capital gains, ING shall submit an invoice to the Distributor setting forth such out of pocket costs in reasonable detail. Distributor may, in its sole discretion, reimburse ING for some or all of such out of pocket costs. In no event shall the Distributor or any Fund be obligated to reimburse such out of pocket costs.

     (j) Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. ING and Distributor agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

5. Fees.

     The provision of shareholder, recordkeeping and administrative services to Variable Contract Owners shall be the responsibility of ING and shall not be the responsibility of Distributor. ING on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the recordkeeping savings resulting from such arrangement, Distributor shall pay ING an administrative fee, at-the annual rates listed in Exhibit III, attached hereto, on the aggregate average monthly net asset value of Shares held in the accounts of the Funds listed in Exhibit III attached hereto for which ING provides services under this Agreement and which are attributed to ING under dealer numbers (“Dealer Number”) listed on Exhibit III attached hereto. The effective date of any Administrative Fee payment shall be thelatter of the effective date of the Administrative Fee Rate for a Fund or the effective date of the Dealer Number, as referenced on Exhibit III. Any administrative fee shall be paid by Distributor, or its affiliates, within thirty (30) days after the end of each period, and following the receipt of an invoice. ING shall provide an invoice to Distributor on a quarterly basis. Invoices shall contain the information listed on Exhibit IV hereto. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING for the period and such other supporting data as may be reasonably requested by ING. If required by Variable Contract Owner or by applicable law, ING shall have the right to allocate to a Variable Contract Owner all or a portion of such administrative fees, or to use such fees it collects from Distributor to offset other fees payable to ING.

6. Expenses.

     Distributor shall make available for reimbursement certain out-of-pocket expenses ING incurs in connection with providing administrative services to Variable Contract Owners. These expenses include printing costs and actual postage paid by ING in connection with mailing updated prospectuses, supplements and financial reports to Contract Owners for which ING -provides administrative services hereunder, and all costs incurred by ING associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage). Except as otherwise agreed in writing, ING shall bear all other expenses incidental to the performance of the services described herein. Distributor shall, however, provide ING, with such sufficient copies of relevant prospectuses for all Variable Contract Owners making an initial Fund purchase as well as relevant prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by ING to disseminate toparticipants who purchase shares of the Funds.

7. Termination.

(a) This Agreement may be terminated as follows:

     (i) At the option of either ING or Distributor upon ninety (90) days advance written notice to the other party;

     (ii) At the option of ING, if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts; provided, however, that prompt advance notice of election to terminate shall be furnished by ING;

     (iii) At the option of either ING or Distributor, upon institution of formal disciplinary or investigative proceedings against ING, Distributor or the Funds by the Financial Industry Regulatory Authority (“FINRA”), the Securities and Exchange Commission (“SEC”), or any other regulatory body;

     (iv) At the option of Distributor, if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement;

     (v) At the option of ING, upon termination of the management agreement between the Fund and its investment adviser; written notice of such termination shall be promptly furnished to ING;

     (vi) Upon the determination of ING to substitute for the Fund’s shares the shares of another investment company in accordance with the terms of the applicable Contracts.

     (vii) If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Contracts; provided, however, that prompt notice shall be given by any party should such situation occur.

     (viii) Upon requisite vote of the Variable Contract Owners having an interest in the Separate Accounts (or any subaccounts thereof) to substitute the shares of another investment company for the corresponding shares of the Funds or a Fund in accordance with the terms of the Contracts for which those shares had been selected or serve as the underlying investment media;

     (ix) At the option of either party to the Agreement, immediately upon written notice, in the event of a determination by a majority of the Trustees of the Funds, or a majority of its disinterested Trustees, that an irreconcilable conflict, as described in Section 14 hereof, exists;

     (x) At the option of any party to the Agreement, immediately upon written notice, if the Board of Trustees has decided to (A) refuse to sell share of any Fund to ING and/or any of its Separate Accounts; (b) suspend or terminate the offering of shares of any Fund; or (C) dissolve or liquidate the Funds or any Fund.

     (b) Each party to this Agreement shall promptly notify the other party to the Agreement of the institution against such party of any such formal proceedings as described in Section 7(iii) hereof. ING shall give 60 days prior written notice to the Funds of the date of any proposed vote of Variable Contract Owners to replace the Funds’ shares as described in Section 7(viii) hereof.

     (c) The Funds and the Distributor acknowledge that ING may have the right to substitute shares of other securities for shares of the Funds under certain circumstances. ING agrees not to exercise this right until after at least 60 days’ written notice to the Funds and the Distributor. In the event that ING exercises its right to substitute shares of other securities for shares of the Funds, ING shall furnish, or shall cause to be furnished, to the Funds and the Distributor, or their designees, any application for an order seeking approval of the substitution or any other written material related to such substitution, including the notice of the substitution to be sent to Variable Contract Owners

     (d) In the event the Agreement is terminated pursuant to Sections 8(a)(iv) or (ix), at the option of the Funds or the Distributor ING agrees to use its best efforts to seek an order approving the substitution of shares of the Funds and, following receipt of the substitution order, to implement such substitution promptly and as early as reasonable practicable. In the event that the one year anniversary of the termination of the Agreement pursuant to any other provision of Section 7 is reached and the substitution of hares of the Funds has not yet been accomplished (a “redemption event”), such redemption event shall be considered as an immediate request for redemption of shares of the Funds held by the Separate Accounts received by the Investment Company as of the date of the redemption event. The Investment Company agrees to process either such redemption request in accordance with the 1940 Act and the regulations thereunder and the Investment Company’s registration statement.

     (e) If this Agreement terminates, the parties agree that to the extent that all or a portion of the assets of the Separate Accounts continue to be invested in the Funds or any Fund, Sections 1 through 6 and 10 through 14 will remain in effect after termination.

8.	Continuation of Agreement.

     Termination as the result of any cause listed in Section 7 hereof shall not affect the Funds’ respective obligations to continue to maintain the Account for a period of one year from the date of termination as an investment option for Contracts then in force for which its shares serve or may serve as the underlying medium. For avoidance of doubt, if the termination is not caused by the breach of the terms of this Agreement by ING or if the termination is not pursuant to Section 7(a)(ix), administrative fees will continue to be payable under the terms in Section 5 for one hundred eighty (180)days following the termination of this agreement.

9.	Advertising and Related Materials.

     (a) Advertising and literature with respect to the Funds prepared by ING or its agents for use in marketing shares of the Funds to Variable Contract Owners (except any material that simply lists the Funds’ names) shall be submitted to Distributor for review and approval before such material is used with the general public or any Variable Contract Owner. Distributor shall advise ING in writing within ten (10) days of receipt of such materials of its approval or disapproval of such materials.

     (b) Distributor will provide to ING at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities. Distributor will also provide to ING an electronic copy of all prospectuses, statements of additional information, annual and semiannual reports, and all amendments or supplements suitable for posting on ING’s websites at ING’s discretion.

     (c) Distributor will post to the Distributor’s website at least quarterly, portfolio information necessary to update Fund profiles thirty (30) days following the end of each quarter.

10.	Proxy Voting.

     ING will distribute to Variable Contract Owners all proxy materials furnished by Distributor or its designees for the Funds. ING shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

11.	Indemnification.

     (a) ING agrees to indemnify and hold harmless the Funds, Distributor and each of their directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 (“1933 Act”) against any losses, claims, damages or liabilities to which the Funds, Distributor or any such director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative, recordkeeping or shareholder services by ING under this Agreement, (ii) result from a breach of a material provision of this Agreement by ING, (iii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus (which shall include an offering memorandum) for the Contracts issued by ING or sale literature for such Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the agreement to indemnify shall not apply as to ING if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to ING by or on behalf of the Funds for use in the registration statement or prospectus for the Contracts issued by ING or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of such Contracts or Fund shares, (iv) arise out of or as a result of any statement or representations (other than statements or representations contained in the registration statement, prospectus or sales literature of the Funds not supplied by ING or persons under its control) or wrongful conduct of ING or any of its affiliates, employees or agents with respect to the sale or distribution of the Contracts issued by ING or the Funds’ shares, or (v) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus or sales literature of any Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Funds by or on behalf of ING.

ING will reimburse any legal or other expenses reasonably incurred by the Funds and Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Distributor or any such director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

     (b) Distributor agrees to indemnify and hold harmless each of ING and its directors, officers, employees, agents and each person, if any, who controls ING within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING its director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds (or any amendment or supplement to any of the foregoing) or arise out of, or are based upon, the omission or the alleged omission to state a material fact required to be stated therein or that is necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply to Distributor if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Distributor or the Funds or the designee of either by or on behalf of ING for use in the registration statement or prospectus for the Funds or in sales literature (or any amendment or supplement) or otherwise for use in the registration statement or prospectus for the Funds or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or the Funds’ shares (ii) arise out of or as a result of any statement or representations (other than any statement or representations contained in the registration statement, prospectus or sales literature for the Contracts not supplied by Distributor or any employees or agents thereof) or wrongful conduct of any Fund or the Distributor, or the affiliates, employees or agents of the Funds or the Distributor with respect to the sale or distribution of the Contracts issued by ING or the Funds’ shares, (iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus or sales literature covering the Contracts issued by ING, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to ING by or on behalf of the Funds, or (iv) result from a breach of a material provision of this Agreement. Distributor will reimburse any legal or other expenses reasonably incurred by ING, or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Distributor will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING its directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

     (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 11. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

     (d) In no event shall any party be liable for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any event described in (a) and (b) above.

This Section 11 shall survive after termination of this agreement.

12.	Representations and Warranties.

     (a) Representations of ING. ING represents and warrants:

          (i) that it (1) is a life insurance company organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms;

          (ii) that it is authorized under the Contracts to (1) provide administrative, recordkeeping and shareholder services to the Contracts and (2) facilitate transactions in the Fund through the Account; and

          (iii) ING acknowledges that, pursuant to Form 24f-2, the Funds are not required to pay fees to the SEC for registration of their shares under the 1933 Act with respect to shares issued to Separate Accounts that are unit investment trusts that offer interests that are registered under the 1933 Act and on which a registration fee has been or will be paid to the SEC (“Registered Separate Accounts”). ING agrees to provide the Funds each year within 60 days of the end of the Funds’ fiscal year, or when reasonably requested by the Funds, information as to the number of shares purchased by Registered Separate Accounts and Separate Accounts the interests of which are not registered under the 1933 Act. ING acknowledges that the Funds intend to rely on the information so provided and represents and warrants that such information shall be accurate.

     (b) Representations of Distributor. Distributor represents and warrants:

          (i) that the Funds (1) are duly organized under the laws of the Commonwealth of Massachusetts, (2) are in good standing in such jurisdictions. (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

     (ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of their shares; and that the Funds have registered and qualified their shares for sale in accordance with the laws of each jurisdiction as required by applicable law;

     (iii) that it believes in good faith that the Funds are currently qualified as regulated investment companies under Subchapter M of the Tax Code, and will make every effort to maintain such qualification, and that Distributor will notify ING immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

     (iv) that Distributor (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

     (v) that (1) Distributor is a corporation duly organized under the laws of the Commonwealth of Pennsylvania (2) Distributor is in good standing in that jurisdiction

(3) Distributor is in material compliance with all applicable federal, state, and securities laws, (4) Distributor is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) Distributor has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

13. Governing Law.

     (a) This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York to the extent such law is not superseded by federal law without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

     (b) This Agreement shall be subject to the provisions of the 1933 Act, the Securities and Exchange Act of 1934 and 1940 Act, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order), and the terms hereof shall be interpreted and construed in accordance therewith.

14. Potential Conflicts.

     (a) During such time as the Funds engage in Mixed Funding or Shared Funding, the parties hereto shall comply with the conditions in this Section 14.

     (b) The Funds’ Board of Trustees shall monitor the Funds for the existence of any material irreconcilable conflict (i) between the interests of owners of variable annuity contracts and variable life insurance policies, and (ii) between the interests of owners of variable annuity contracts and variable life insurance policies issued by different Participating Life Insurance Companies that invest in the Funds.

A material irreconcilable conflict may arise for a variety of reasons including: (A) an action by any state insurance regulatory authority; (B) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax, or securities regulatory authorities; (C) an administrative or judicial decision in any relevant proceeding; (D) the manner in which the investments of any Fund are being managed; (E) a difference in voting instructions given by variable annuity and variable life insurance contract owners; or (F) a decision by a Participating Insurance Company to disregard the voting instructions of owners of variable annuity contracts and variable life insurance policies.

     (c) ING agrees that it shall report any potential or existing conflicts of which it is aware to the Funds’ Board of Trustees. ING will be responsible for assisting the Board of Trustees in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order, or, if the Funds are engaged in Mixed Funding or Shared Funding in reliance on Rule 6e-2, 6e-3(T), or any other regulation under the 1940 Act, ING will be responsible for assisting the Board of Trustees in carrying out its responsibilities under such regulation, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, any obligation by ING to inform the Board whenever Variable Contract Owner voting instructions are disregarded. ING shall carry out its responsibilities under this Section 14(c) with a view only to the interests of the Variable Contract Owners.

     (d) ING agrees that in the event that it is determined by a majority of the Board of Trustees or a majority of the Funds’ disinterested Trustees that a material irreconcilable conflict exists, ING shall, at its expense and to the extent reasonably practicable (as determined by a majority of the disinterested Trustees of the Board), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (i) withdrawing the assets allocable to some or all of the Separate Accounts from the Funds or any Fund and reinvesting such assets in a different investment medium, including another portfolio of the investment company, or submitting the question as to whether such segregation should be implemented to a vote of all affected Variable Contract Owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners or life insurance contract owners of contracts issued by one or more Participating Insurance Companies), that votes in favor of such segregation, or offering to the affected Variable Contract Owners the option of making such a change; and (ii) establishing a new registered management investment company or managed separate account. If a material irreconcilable conflict arises because of ING’s decision to disregard Variable Contract Owners’ voting instructions and that decision represents a minority position or would preclude a majority vote, ING shall be required, at the Funds’ election, to withdraw the Separate Accounts’ investment in the Funds, provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Trustees, and no charge or penalty will be imposed as a result of such withdrawal. These responsibilities shall be carried out with a view only to the interests of the Variable Contract Owners. A majority of the disinterested Trustees of the Funds shall determine whether or not any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Funds or their investment adviser or the Distributor be required to establish a new funding medium for any Contract. ING shall not be required by this Section 14(d) to establish a new funding medium for any Contract if any offer to do so has been declined by vote of a majority of Variable Contract Owners materially adversely affected by the material irreconcilable conflict.

     (e) ING at least annually, shall submit to the Funds’ Board of Trustees such reports, materials, or data as the Board reasonably may request so that the Trustees may fully carry out the obligations imposed upon the Board by the conditions contained in the application for the Mixed and Shared Funding Exemptive Order and said reports, materials, and data shall be submitted more frequently if deemed appropriate by the Board.

     (f) All reports of potential or existing conflicts received by the Funds’ Board of Trustees, and all Board action with regard to determining the existence of a conflict, notifying Participating Insurance Companies of a conflict, and determining whether any proposed action adequately remedies a conflict, shall be properly recorded in the minutes of the Board of Trustees or other appropriate records, and such minutes or other records shall be made available to the SEC upon request.

     (g) The Board of Trustees shall promptly notify ING in writing of its determination of the existence of an irreconcilable material conflict and its implications.

     (h) The Funds and ING agree that if and to the extent Rule 6e-2 or Rule 63-3(T) under the 1940 Act is amended or if Rule 6e-3 is adopted in final form, to the extent applicable, the Funds and ING shall each take such steps as may be necessary to comply with the Rule as amended or adopted in final form. If, in the future, the Mixed and Shared Funding Exemptive Order should not longer be necessary under applicable law, then this Section 14(h) shall continue in effect, and the remainder of Section 14 shall no longer apply.

15. Miscellaneous.

     (a) Amendments. Except as provided in this paragraph 15(a), this Agreement may be amended only by a writing signed by all parties, provided however, that the Distributor may amend the list of Funds, and Dealer Number(s) included in Exhibit III as well as the fee rate on Prime Money Fund II – P shares, at any time, upon written to ING, in accordance with the Notice provision in 15(e).

     (b) Anti-Money Laundering. Each of the parties to this Agreement will establish and maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering. Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other’s anti-money laundering (AML) program, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

     (c) Privacy. Each of the parties to this Agreement has adopted and implemented procedures to safeguard customer information and records that are reasonably designed to: (i) ensure the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer; (iv) protect against unauthorized disclosure of non-public information to unaffiliated third parties; and (v) otherwise ensure compliance with Regulation S-P.

(d) Restrictions on “Excessive Trading.”

     (i) ING shall not directly or indirectly offer, adopt, implement, conduct or participate in any program, plan, arrangement, advice or strategy that Distributor or the Funds reasonably deem to be harmful to shareholders or potentially disruptive to the management of the Funds, as communicated to ING by Distributor in writing from time to time, or which violates the policies and procedures of the Funds as disclosed in each Fund’s Prospectus; including without limitation, any activity involving market timing, programmed transfer, frequent transfer and similar investment programs. ING, at all times during the term of this Agreement, shall have active, formal policies and procedures aimed at deterring “market timers.” Such policies and procedures shall provide for ING’s ongoing review of Variable Contract Owner account activity and prescribe effective actions to deter or detect and stop disruptive activities; (ii) ING agrees to provide to the Funds or its designee, certain shareholder identity and transaction information upon the Fund’s or its designee’s request as provided by the Shareholder Information Agreement executed by both parties on October 16, 2007. Furthermore, in accordance with such Shareholder Information Agreement, ING agrees, if requested to do so by the Fund or its designee, to (A) provide specific shareholder level information, including transaction details by Fund, by shareholder (using the Taxpayer Identification Number of all customers who purchased, redeemed, transferred or exchanged Shares held in a Separate Account), such as the amount and dates of such shareholder purchases, redemptions, transfers and exchanges and (B) as soon as reasonably practicable and not later than ten business days after receipt, execute any instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Fund Shares by a shareholder who has been identified by such Fund as having engaged in transactions of Fund Shares (directly or through the shareholder’s contract) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by such Fund. ING agrees to provide written confirmation to the Fund or its designee, as soon as reasonably practicable, but not later than ten business days after the instructions have been executed, that instructions from the Fund or its designee to restrict or prohibit trading have been executed. Such information would be used solely to comply with the Fund’s market timing policies, applicable laws and requests from regulatory authorities.

     (e) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:

ING
One Orange Way, C1S
Windsor, CT 06095-4774
Attention: Neil McMurdie

If to the Distributor:

Federated Securities Corp.
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3779
Attn.: John W. McGonigle

Any notice, demand or other communication given in a manner prescribed in this Subsection (d) shall be deemed to have been delivered on receipt.

     (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     (g) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     (h) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     (i) Entire Agreement. This Agreement including any Exhibits and Schedules attached hereto and apart hereof, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter, including, but not limited to (a) that certain Fund Participation Agreement by and among Federated Insurance Series (formerly, Insurance Management Series), Federated Investment Management Company (formerly Federated Advisors), and ING Life Insurance and Annuity Company (formerly Aetna Life Insurand and Annuity Company) dated July 1, 1994, and (b) that certain Exclusivity Agreement between ING Life Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity Company) and Federated Securities Corp. dated July 7, 1994.

[Remainder of page intentionally left blank]

(j) Redemption Fees. The parties agree that transactions in the Funds pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however that upon Distributor’s written request, ING will implement such redemptions fees in a time frame and manner mutually acceptable to all parties.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY

By: Name: Title: Date:	/s/ Lisa S. Gilarde Lisa S. Gilarde Vice President January 3, 2011

FEDERATED SECURITIES CORP.

By Name Title	/s/ Thomas E. Territ Thomas E. Territ President

EXHIBIT I
To
FUND PARTICIPATION AGREEMENT

by and between ING LIFE INSURANCE AND ANNUITY COMPANY and FEDERATED SECURITIES CORP.

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1. As provided in Section 4 of theFund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a) Distributor or the Funds will furnish to ING or its affiliate through NSCC’s Mutual Fund Profile System (“MFPS”) (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor. All such information shall be furnished to ING or its affiliate by 6:30 p.m., East Coast time on a best effort basis on each business day that the Fund is open for business (each a “Business Day”). Changes in pricing information will be communicated to both NSCC and ING or its affiliate. If Distributor is unable to provide ING such information by 6:30 p.m., East Coast time, Distributor will communicate by phone and/or e-mail with ING, as soon as reasonably practicable upon learning of such inability, regarding the estimated time such data will be available and transmitted. In such event, Distributor will continue to communicate by phone and/or e-mail with ING until it has verified that the data is received by ING.

(b) Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the time at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”) on each Business Day (“Instructions”), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING or its affiliate will calculate the net purchase or redemption order for each Fund. Orders for net purchases or net redemptions derived from Instructions received by ING or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m. Eastern Time on the next Business Day. Subject to ING’s or its affiliate’s compliance with the foregoing, ING or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by ING or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions. Instructions received in proper form by ING or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund’s then current prospectuses. ING has, and will maintain at all times during the term of this Agreement, appropriate internal controls for the segregation of purchases and redemption orders received before the Close of Business from purchase and redemption orders received after the Close of Business.

(c) ING or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by ING or its affiliate no later than 5:00 p.m. Eastern time on the same Business Day such purchase orders are communicated to NSCC. For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

(d) With respect to (c) or (d) above, if Distributor does not send a confirmation of ING’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(e) If on any day ING or its affiliate or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or to ING or its affiliate, as applicable, as is otherwise provided in Section 4 of the Agreement.

(f) These procedures are subject to any additional terms in each Fund’s prospectus and the requirements of applicable law. The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2. ING or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

EXHIBIT II TO
FUND PARTICIPATION AGREEMENT

by and between ING LIFE INSURANCE AND ANNUITY COMPANY and FEDERATED SECURITIES
CORP.

ING Excessive Trading Policy (the “Policy”) as of October 16, 2007

The ING family of companies (“ING”), as providers of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Section 22c-2 of the Investment Company Act of 1940, as amended. ING’s current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1. ING actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.

ING currently defines Excessive Trading as: a. More than one purchase and sale of the same fund (including money market funds) within a 60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a “round-trip”). This means two or more round-trips involving the same fund within a 60 calendar day period would meet ING’s definition of Excessive Trading; or b. Six round-trips within a twelve month period.

The following transactions are excluded when determining whether trading activity is excessive: a. Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans); b. Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs; c. Purchases and sales of fund shares in the amount of $5,000 or less; d. Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and e. Transactions initiated by a member of the ING family of insurance companies.

2. If ING determines that an individual has made a purchase of a fund within 60 days of a prior round-trip involving the same fund, ING will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the Internet, facsimile, Voice Response Unit (VRU), telephone calls to the ING Customer Service Center, or other electronic trading medium that ING may make available from time to time (“Electronic Trading Privileges”). Likewise, if ING determines that an individual has made five round-trips within a twelve month period, ING will send them a letter warning that another purchase and sale of that same fund within twelve months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be Excessive Trading and result in a six month suspension of their Electronic Trading Privileges. According to the needs of the various business units, a copy of the warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual. A copy of the warning letters and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the trading activity.

3. If ING determines that an individual has used one or more of its products to engage in Excessive Trading, ING will send a second letter to the individual. This letter will state that the individual’s Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the Excessive Trading activity, will then have to be initiated by providing written instructions to ING via regular U.S. mail. During the six month suspension period, electronic “inquiry only” privileges will be permitted where and when possible. A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the Excessive Trading activity.

4. Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored. ING will continue to monitor the fund transfer and reallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges. Excessive Trading activity during the six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5. ING reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual’s trading activity is disruptive, regardless of whether the individual’s trading activity falls within the definition of Excessive Trading set forth above. Also, ING’s failure to send or an individual’s failure to receive any warning letter or other notice contemplated under this Policy will not prevent ING from suspending that individual’s Electronic Trading Privileges or taking any other action provided for in this Policy.

6. Each fund available through ING’s variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy. ING reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/frequent trading policy. All such restrictions and/or blocking of future fund purchases will be done in accordance with the directions ING receives from the fund.

EXHIBIT III TO
FUND PARTICIPATION AGREEMENT
by and between ING LIFE INSURANCE AND ANNUITY COMPANY and FEDERATED
SECURITIES CORP.

LIST OF FUNDS, FEES, AND DEALER NUMBER(S)

Dealer Number(s)	Effective Date
50092	February 1, 2009

Fee Payment
			Fee Payment	Rate
			Rate	(all other
			(Growth Plus	assets – ex
Fund Name		Share Class	assets)	Growth Plus)	Effective Date
Federated Capital Appreciation Fund II		P;SS	%	%	February 1, 2009
Federated Capital Income Fund II		P	%	%	February 1, 2009
Federated Fund for U.S. Government
Securities II		P	%	%	February 1, 2009
Federated High Income Bond Fund II		P;SS	%	%	February 1, 2009
Federated Kaufmann Fund II		P;SS	%	%	February 1, 2009
Federated Prime Money Fund II		P	%	%	February 1, 2009
Federated Quality Bond Fund II		P;SS	%	%	February 1, 2009

EXHIBIT IV TO
FUND PARTICIPATION AGREEMENT
by and between ING LIFE INSURANCE AND ANNUITY COMPANY and
FEDERATED SECURITIES CORP.

INVOICES

Invoices shall contain the information set forth below:

Fund Name & Class Fund Number or Cusip

Average daily asset value of “Qualifying Shares” Fee Terms Appropriate Fee to be Paid

The invoice should be submitted electronically (in an Excel format) to IntermediaryCompensation@federatedinv.com or mailed to:

Federated Shareholder Services Company
c/o Federated Investors, Inc.
Attn: Intermediary Compensation
Federated Investors
Ericsson Campus
4000 Ericsson Drive
Warrendale, PA 15086-7561